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                                                                    EXHIBIT 21.1

                                  Subsidiaries


Stellar Business Builders, LLC, a Florida limited liability company

Stellar Internet Monitoring, LLC, a Florida limited liability company

KidWeb, LLC, a Florida limited liability company

CompuSven, Inc., a Florida corporation